Exhibit 99(i)17

                                                                January 31, 2003

For Release:    Immediately
Contact:        Investors:      Diane Seitz, (845) 486-5597
                News Media:     Denise D. VanBuren, (845) 471-8323

                      CH Energy Group Reports 2002 Earnings

(POUGHKEEPSIE, NY) CH Energy Group, Inc. (NYSE: CHG) today announced audited earnings of $2.53 per share, within its projected range of $2.50 - $2.65 per share. Earnings were down in 2002 from the $3.11 reported in 2001 due principally to non-recurring tax and regulatory items totaling 51 cents per share that were booked during the fourth quarter of 2001.

      Two large special items -- that nearly offset each other -- affected earnings in 2002. The Company earned 29 cents per share from the sale of its merchant power generation unit, CH Resources, Inc. Largely offsetting this gain, however, was the combined effect of unusually high costs for storm repair and service restoration, as well as the net impact on energy deliveries from a warmer winter and hotter summer, which together reduced earnings per share by 28 cents.

      "It's no secret that energy companies had a very tough year in 2002. I'm very pleased that CH Energy Group was able to respond to the difficulties and, despite near-constant challenges, produce earnings in line with our expectations," said Paul J. Ganci, Chairman of the Board, President and Chief Executive Officer.

      The 2002 consolidated earnings per share were the sum of the following components:

o $1.86 from utility subsidiary Central Hudson Gas & Electric, a decline from $2.50 in 2001 due principally to non-recurring tax and regulatory items booked in 2001;

o 27 cents from competitive business unit Central Hudson Energy Services, versus 9 cents in 2001, a gain resulting largely from the sale of CH Resources, Inc.; and

o 40 cents, versus 52 cents last year, from the holding company, a decline that resulted from reduced interest income due to a lower investment balance. Earnings per share in the fourth quarter were 66 cents, versus $1.21 in the same quarter of 2001. The difference is primarily due to a 66-cent reduction related to tax and regulatory items.

Subsidiary Highlights:

      Central Hudson Gas & Electric experienced continued sales growth due to economic expansion in its service territory. On a weather-normalized basis, electric sales grew 3 percent and sales of firm natural gas grew by 3 percent. Significant strides were made in increasing the percentage of highly satisfied customers, and more than $60 million was invested in the utility's electric and natural gas system to improve reliability and service to customers. Central Hudson's electricity prices were 22 percent below the New York state average, continuing the favorable trend of recent years.

      Central Hudson Energy Services was restructured and streamlined in 2002. CH Resources, Inc. was sold at a significant gain, and focus was increased on the fuel delivery and service business conducted through Central Hudson Enterprises Corporation (CHEC). Through a corporate restructuring, CHEC became the primary competitive subsidiary of CH Energy Group on December 31, 2002.

2003 Earnings Projections:

      CH Energy Group projects consolidated earnings for 2003 of $2.55 - $2.75 per share. Contributions by business units are projected to be: $2.15 - $2.30 per share from Central Hudson Gas & Electric Corporation, its regulated subsidiary; 30 cents - 50 cents per share from Central Hudson Enterprises Corporation (CHEC), its competitive fuel delivery subsidiary and CH Energy Group's investment portfolio. It should be noted that earnings variability beyond the projected range is possible due principally, but not exclusively, to volatility in the investment markets.

About CH Energy Group:

      With more than 425,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation and Central Hudson Enterprises Corporation (CHEC). Central Hudson is a regulated transmission and distribution utility serving approximately 345,000 customers in eight counties of New York State's Mid-Hudson River Valley. Central Hudson Enterprises Corporation (CHEC) is a family of competitive businesses delivering energy and related services to nearly 80,000 customers throughout the Northeast and greater Washington D.C. area.

      Central Hudson Gas & Electric delivers natural gas and electricity in a 2,600-square-mile service territory extending from the suburbs of metropolitan New York City north to the Capital District at Albany. Since deregulation, Central Hudson has established a proven track record in providing its customers extremely competitive prices for energy delivery. Strengthened by relationships that stretch back 150 years with the communities of the Mid-Hudson Valley, Central Hudson is considered an industry leader in not only lowering costs but in also introducing innovative technology and service reliability improvements - all of which are focused on continually increasing customer satisfaction.

      Central Hudson Enterprises Corporation (CHEC) incorporates business units that deliver fuel oil, natural gas, propane and motor fuels, as well as a full menu of energy services, to approximately 80,000 customers in 11 states. Its regional footprint stretches from markets in New England to those of the Washington, D.C. metropolitan area.

                                      # # #

Conference Call:

Ganci and Chief Operating Officer and Chief Financial Officer Steven V. Lant will conduct a conference call with analysts and investors to review financial results for 2002 and projections for 2003 at 4:00 p.m. (ET) today (January 31, 2003). Dial-in: 1-800-450-0785; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 11:00 p.m. (Eastern Time) on January 31, 2003, until 11:59 p.m. (Eastern Time) on February 7, 2003, by dialing 1-800-475-6701 and entering access code #671667.

CH Energy Group, Inc. announces the following operating results for the periods indicated:


3 Months Ended December 31                             2002             2001
                                                       ----             ----

Operating Revenues (1)                             $176,519,000     $153,674,000

Net Income                                         $ 10,629,000     $ 19,761,000

Basic and Diluted Earnings Per Share               $        .66     $       1.21

Average Shares Outstanding                           16,154,000       16,362,000


12 Months Ended December 31                            2002             2001
                                                       ----             ----

Operating Revenues (1)                             $695,510,000     $727,940,000

Net Income                                         $ 41,281,000     $ 50,835,000

Basic and Diluted Earnings Per Share               $       2.53     $       3.11

Average Shares Outstanding                           16,302,000       16,362,000

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67, and within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time-to-time in the Company's reports filed with the SEC. All forward-looking statements are intended to be subject to the safe harbor protections provided by the laws mentioned above. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. Those factors include, but are not limited to, weather; energy supply and demand; fuel prices, interest rates, potential future acquisitions, developments in the legislative, regulatory and competitive environment and market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs and the success of strategies to satisfy power requirements now that Central Hudson's electric generation has been sold; future market prices for energy, capacity and ancillary services; the outcome of pending litigation; and certain environmental matters, particularly industrial waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.

                                                                        page -1-

                                    APPENDIX

Highlights Relative to Prior Year

                                                                       2002 More
Year Ended December 31:                   2002            2001     (Less) than 2001
                                          ----            ----     ----------------

Operating Revenues(1)                $ 695,510,000    $727,940,000   $(32,430,000)

Income Available for Common Stock:
    From Continuing Operations       $  34,410,000    $ 50,835,000   $(16,425,000)
    From Non-recurring Items             2,043,000            --        2,043,000
    From Discontinued Operations:
         Net Operating Loss             (2,237,000)           --       (2,237,000)
    Gain on Sale                         7,065,000            --        7,065,000
                                     -------------    ------------   ------------
             Subtotal                    4,828,000            --        4,828,000
                                     -------------    ------------   ------------

                    Total            $  41,281,000    $ 50,835,000   $ (9,554,000)

Earnings Per Share From:
    Continuing Operations            $        2.12    $       3.11   $       (.99)
    Non-recurring Items                        .12            --              .12
    Discontinued Operations - Net              .29            --              .29
                                     -------------    ------------   ------------
Earnings Per Share
    of Common Stock                  $        2.53    $       3.11   $       (.58)

 Average Shares Outstanding             16,302,000      16,362,000

      (1)   Includes energy supply charges/credits

Earnings per share of CH Energy Group, Inc. decreased $.58 in 2002 due to the following:

            CH Energy Group Inc. (CHEG): - $.12

      o Down $.12 due to a reduction in interest and investment income due to lower cash balances. The reduction was partially offset by favorable state income tax adjustments recognized in 2002 and the favorable effect of CHEG's common stock repurchase program.

            Central Hudson Gas & Electric Corp. (CHG&E): - $.64

      o Down $.62 due to the net effect of certain regulatory actions taken in 2001 associated with the sale of Central Hudson's interests in its generating plants. They include a $.51 per share reduction related to the recognition of certain tax benefits and an after tax contribution to CHG&E's Customer Benefit Fund and an $.11 per share reduction related to a loss of rate base of divested generation assets.

      o Down $.17 due to an increase in CHG&E's other operating expenses primarily due to a significant increase in storm restoration expenses. The increase in operating expenses is partially offset by a reduction in labor costs from efficiency gains and an increased emphasis on capital projects.

      o Down $.08 due to an increase in depreciation on plant and taxes other than income taxes, largely property taxes.

      o Down $.04 due to a decrease in CHG&E's gas net operating revenues (net of the cost of gas and revenue taxes) resulting from a reduction in natural gas sales to all customers. The reduction results largely from warmer weather experienced in 2002. Actual billing heating-degree days were 8% below last year. The reduction in net revenues was partially offset by a favorable change in the level of gas losses.

      o Up $.20 due to an increase in CHG&E's electric net operating revenues (net of the cost of fuel, purchased electricity and revenue taxes). The increase is due largely to an increase in sales to all customers, partially due to hotter weather during the summer months in 2002 as compared to 2001. The net increase also reflects the elimination of rate moderation credits effective July 2001.

      o Up $.12 due to a non-recurring item. Income was recorded for the receipt and subsequent sale of stock related to the demutualization of certain insurance companies through which CHG&E provided employee benefits.

      o Down $.05 due to the net effect of various other items including a reduction in interest income which is partially offset by a decrease in interest charges and preferred stock dividends and an increase in carrying charges due CHG&E. The net reduction also reflects an increase in federal income taxes related to tax depreciation and prior period adjustments.

            Central Hudson Energy Services, Inc. (CHES): + $.18

      o Up $.26 per share due to the net effect of the gain from the sale of CH Resources, Inc., a wholly owned subsidiary, and certain one-time charges related to restructuring certain energy efficiency contracts.

      o Down $.08 due to lower earnings resulting from milder weather at its fuel distribution subsidiaries and lower partnership income as a result of a gain on a sale in 2001.

                                                                        page -2-

2002 Results of Operations

CH Energy Group, Inc.

Earnings per share for 2002 were $2.53 as compared to $3.11 for 2001, a decrease of $.58 per share. The decrease in earnings results largely from the net effect of regulatory actions taken in 2001 related to the sale of CHG&E's generating plants; a reduction in interest and investment income due primarily to lower cash balances; an increase in CHG&E's storm restoration costs due to increased storm activity in 2002; and a reduction in CHG&E's gas net revenues from lower sales due to milder weather. These reductions were partially offset by increased earnings from CHES, largely from the net gain realized from the May 2002 sale of CH Resources, Inc. and, an increase in CHG&E's electric net revenues due to an increase in sales. Earnings were also favorably impacted by the one-time recording of income related to the receipt of stock from the demutualization of certain insurance companies and additionally, by a reduction in labor costs due to efficiency gains and an increased emphasis on capital projects.

Other Income and Deductions, of the holding company, decreased $3.2 million primarily reflecting a decrease in interest and investment income due primarily to lower balances available for investment.

Central Hudson Gas & Electric Corp.

Utility sales of electricity to full service customers within CHG&E's service territory, plus delivery of electricity supplied by others, increased 4% in 2002 as compared to 2001. Sales to residential customers increased 3% and sales to commercial customers increased 2% reflecting, in part, an increase in usage due to hotter summer weather in 2002. Sales to industrial customers increased 6% reflecting a significant increase in usage by a large industrial customer.

Utility sales of natural gas to firm CHG&E customers, plus transportation of gas supplied by others, decreased 5% in 2002 as compared to the prior year. Residential sales decreased 7% while sales to commercial customers decreased 4%. Such sales, which are largely space heating sales, decreased primarily as a result of milder weather. Billing heating degree-days in 2002 were 8% lower than 2001. Industrial sales, representing approximately 6% of total firm sales in 2001 and 2002, decreased 10% while interruptible sales increased 20%.

Utility electric and gas operating revenues, in total, decreased $5.3 million (1.0%) from $538.6 million in 2001 to $533.3 in 2002. Electric revenues decreased slightly by a net of $368,000 while gas revenues decreased by $5.0 million (4.5%). The net decrease in electric revenues reflects a reduction due to a change in rates resulting from the sale of CHG&E's fossil plants and its interest in NMP-2; a decrease in sales for resale revenues; and an increase in revenues from sales to all customers and a related increase in electric energy supply cost revenues. The decrease in gas revenues reflects a reduction in sales and a decrease in gas supply cost revenues reflective of lower gas costs in 2002. The decrease in gas revenues was partially offset by an increase in sales for resale revenues.

Total utility operating expenses increased $2.2 million (.4%) from $489.3 million in 2001 to $491.5 million in 2002. Purchased electricity and fuel used in electric generation increased a net of $28.3 million due primarily to the sale of CHG&E's generating plants in January and November of 2001. Purchased electricity costs for 2002 reflect the purchase of substantially all of CHG&E's energy requirements compared to 79% in 2001. The increase in electric sales also contributed to the increase in these costs. Partially offsetting the increase in operating expenses is the elimination of operational costs for CHG&E's generating plants sold in January and November of 2001 and a reduction in purchased natural gas costs reflecting both lower gas prices and a reduction in sales.

Interest Charges and Preferred Stock Dividends decreased $6.0 million due primarily to a number of redemptions and repurchases of various long-term debt and preferred stock issues in 2001 and 2002. These obligations were eliminated utilizing proceeds from the sale of CHG&E's generating plants.

Other Income and Deductions decreased $7.9 million primarily reflecting the net effect of tax benefits related to the sale of CHG&E's generating plants and the after-tax contribution to CHG&E's Customer Benefit Fund, both recorded in 2001. The reduction also reflects a decrease in interest and investment income due to lower balances available for investment and lower rates of return.

                                                                        page -3-

Central Hudson Energy Services Inc,

Revenues for CHES decreased $27.1 million from $189.3 million in 2001 to $162.2 million in 2002. The reduction in revenues reflects the impact ($29.7 million) of the sale of CHES's wholly owned electric generation subsidiary, CH Resources, Inc. (Resources), which was sold in May 2002. Revenues and expenses for Resources were eliminated from the results of continuing operations beginning in December 2001in accordance with generally accepted accounting principles relating to discontinued operations. The cumulative net loss and the gain on the sale for Resources are reported separately from the results of continuing operations in the Company's consolidated income statement. The overall decrease in revenues was partially offset by revenues from increased sales of petroleum products due to acquisitions of fuel oil distribution companies at the end of 2001. Sales of petroleum products in 2002, as compared to 2001, increased by 4.8 million gallons (3.9%).

Operating expenses for CHES decreased $25.7 million from $187.7 million in 2001 to $162.0 million in 2002, largely related to the sale of Resources. This decrease was partially offset by increased operating expenses due to additional acquisitions of fuel oil distribution companies. CHES's most significant costs are the cost of its petroleum products and natural gas at its energy services companies. The cost of petroleum products increased by $3.6 million due to increased sales from the acquisitions of fuel oil distribution companies. The cost of natural gas increased by $1.8 million due to an increase in sales.

Other Income and Deductions decreased $2.9 million reflecting a reduction in investment income from limited partnerships and a nominal payout recorded in 2002 for weather derivatives as compared to a significant payment received in 2001. Weather derivative settlements are offset by revenue impacts relating to a change in sales due to variations from normal weather.

CH Energy Group, Inc.

Fourth Quarter 2002 Relative to the Prior Year

Earnings per share decreased $.55 for the quarter ended December 31, 2002 as compared to the quarter ended December 31, 2001. The reduction in earnings primarily reflects the effect of regulatory actions taken in 2001 associated with the sale of CHG&E's interests in its generating plants. They included the recognition of certain tax benefits; a contribution to CHG&E's Customer Benefit Fund; and the restoration of an annualized amount of net income for shareholders in the fourth quarter of 2001 related to a prior regulatory agreement. In 2002, a slightly lower amount of net income was restored ratably over 12 months. Earnings were also significantly impacted by an increase in CHG&E's storm restoration costs due to increased storm activity. The reduction in earnings was partially offset by an increase in utility electric and gas net revenues due largely to colder weather as compared to last year (billing degree day were 24% higher). Electric own territory sales increased 10% while gas sales to firm customers increased 23%. Earnings per share were also enhanced by an increase in net income from Services, primarily due to an additional amount recorded for the gain on the May 2002 sale of its electric generation subsidiary, CH Resources, Inc. The increase in earnings for CHES also reflects operating losses incurred in 2001 (Jan. - Nov.) for CH Resources and an increase in sales by its fuel distribution companies.

The Company remains in a strong financial position. At December 31, 2002, the Company had $83.5 million in cash and cash equivalents and marketable securities with a fair market value of $89.4 million. In addition, its current obligations included $15.0 million of current maturities of long-term debt and no short-term debt outstanding. Cash outlays during the year included a tax-deductible contribution of $32.0 million to CHG&E's pension fund to restore it to fully funded status.

                                      # # #

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67, and within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time-to-time in the Company's reports filed with the SEC. All forward-looking statements are intended to be subject to the safe harbor protections provided by the laws mentioned above. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements. Those factors include, but are not limited to, weather; energy supply and demand; fuel prices, interest rates, potential future acquisitions, developments in the legislative, regulatory and competitive environment and market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs and the success of strategies to satisfy power requirements now that Central Hudson's electric generation has been sold; future market prices for energy, capacity and ancillary services; the outcome of pending litigation; and certain environmental matters, particularly industrial waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.

     Please note that this report plus the consolidated financial statements are available on the Company's website at

                             www.chenergygroup.com.

                              CH ENERGY GROUP, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                     (Unaudited)                (Audited)
                                                                    3 Months Ended           12 Months Ended
                                                                     December 31,              December 31,
                                                                ----------------------    ----------------------

                                                                   2002         2001         2002         2001
                                                                ---------    ---------    ---------    ---------
                                                                (Thousands of Dollars)    (Thousands of Dollars)
OPERATING REVENUES
  Electric                                                        $96,185      $89,827     $427,978     $428,346
  Gas                                                              26,573       20,514      105,343      110,296
  Competitive Business Subsidiaries                                53,761       43,333      162,189      189,298
                                                                ---------    ---------    ---------    ---------

         Total Operating Revenues                                 176,519      153,674      695,510      727,940
                                                                ---------    ---------    ---------    ---------

OPERATING EXPENSES
  Operations - Purchased Electric and Fuel Used in Electric

    Generation, Purchased Gas and Purchased Petroleum             101,945       83,484      418,973      409,945
  Other Exp. of Operation - Regulated Activities                   26,876       22,113       92,351      106,751
  Other Exp. of Operation - Competitive Business Subsidiaries      14,330       17,126       51,712       56,482
  Depreciation and Amortization                                     8,154        8,069       31,230       35,637
  Operating Taxes                                                   8,938       12,628       38,270       50,402
  Federal and State Income Tax                                      3,472        3,084       21,613       21,043
                                                                ---------    ---------    ---------    ---------

         Total Operating Expenses                                 163,715      146,504      654,149      680,260
                                                                ---------    ---------    ---------    ---------

OPERATING INCOME                                                   12,804        7,170       41,361       47,680
                                                                ---------    ---------    ---------    ---------

OTHER INCOME AND DEDUCTIONS
  Allowance for Equity Funds Used During Construction                 246          148          591          429
  Federal and State Income Tax - Credit                               (35)      26,065         (681)      24,381
  Other - Net                                                       2,857       (7,395)      21,958       11,100
                                                                ---------    ---------    ---------    ---------

         Total Other Income and Deductions                          3,068       18,818       21,868       35,910
                                                                ---------    ---------    ---------    ---------

INCOME BEFORE INTEREST CHARGES                                     15,872       25,988       63,229       83,590
                                                                ---------    ---------    ---------    ---------

INTEREST CHARGES
  Interest on Debt                                                  2,992        2,468       11,955       15,657
  Other                                                             3,055        3,049       12,908       14,187
  Allowance for Borrowed Funds Used During Construction               (65)         (97)        (248)        (319)
                                                                ---------    ---------    ---------    ---------

           Total Interest Charges                                   5,982        5,420       24,615       29,525
                                                                ---------    ---------    ---------    ---------

Net Income from Continuing Operations                               9,890       20,568       38,614       54,065

Net Loss from Discontinued Operations,

            Net of Income Tax Benefit of $1,377                      --           --         (2,237)        --
            Net of Income Tax Benefit of ($62)                        (61)        --           --           --
Gain on Disposal of Discontinued Operations,

            Net of Income Tax of ($5,239)                            --           --          7,065         --
            Net of Income Tax of $1,511                             1,251         --           --           --

PREFERRED STOCK DIVIDENDS OF CENTRAL HUDSON                           451          807        2,161        3,230
                                                                ---------    ---------    ---------    ---------

NET INCOME                                                         10,629       19,761       41,281       50,835

DIVIDENDS DECLARED ON COMMON STOCK                                  8,662        8,835       35,095       35,342
                                                                ---------    ---------    ---------    ---------

AMOUNT RETAINED IN THE BUSINESS                                    $1,967      $10,926       $6,186      $15,493
                                                                =========    =========    =========    =========

Average Shares of Common Stock Outstanding (000s)                  16,154       16,362       16,302       16,362
                                                                =========    =========    =========    =========

Earnings Per Share - (Basic and Diluted)                            $0.66        $1.21        $2.53        $3.11
                                                                =========    =========    =========    =========

                              CH ENERGY GROUP, INC.
                           CONSOLIDATED BALANCE SHEET


                                                      December 31,  December 31,
                                                         2002(1)       2001(2)
                                                      --------------------------
                    ASSETS                              (Thousands of Dollars)

UTILITY PLANT
  Utility Plant                                         $895,608       $862,628
    Less Accumulated Depreciation                        370,349        354,010
                                                      ----------     ----------

                                                         525,259        508,618
  Construction Work in Progress                           76,398         53,139
                                                      ----------     ----------

  Net Utility Plant                                      601,657        561,757
                                                      ----------     ----------

OTHER PROPERTY AND PLANT                                  18,337         48,202
                                                      ----------     ----------

CURRENT ASSETS
  Cash and Cash Equivalents                               83,523        132,395
  Accounts Receivable from Customers                      60,978         61,540
  Materials & Supplies                                    16,033         18,402
  Fair Value of Derivative Instruments                     2,747         16,661
  Bond Defeasance Escrow                                  16,275         20,669
  Special Deposits and Prepayments                        28,466         31,249
  Other                                                    9,892         20,733
                                                      ----------     ----------

                                                         217,914        301,649
                                                      ----------     ----------

INVESTMENTS                                               95,786          6,300
                                                      ----------     ----------

DEFERRED CHARGES AND OTHER ASSETS                        276,413        271,890
                                                      ----------     ----------

      TOTAL                                           $1,210,107     $1,189,798
                                                      ==========     ==========

    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity(3)                                      $486,915       $496,309
  Cumulative Preferred Stock:
    Not subject to mandatory redemption                   21,030         21,030
    Subject to mandatory redemption                       12,500         35,000
  Long-term Debt                                         269,877        216,124
                                                      ----------     ----------

                                                         790,322        768,463
                                                      ----------     ----------


CURRENT LIABILITIES
  Current Maturities of Long-term Debt                    15,000         20,000
  Notes Payable                                             --              250
  Accounts Payable                                        45,649         41,061
  Accrued Interest                                         4,273          2,538
  Dividends Payable                                        9,113          9,643
  Other                                                   38,070         37,714
                                                      ----------     ----------

                                                         112,105        111,206
                                                      ----------     ----------

DEFERRED CREDITS AND OTHER LIABILITIES                   251,910        288,769
                                                      ----------     ----------

ACCUMULATED DEFERRED INCOME TAX  (NET)                    55,770         21,360
                                                      ----------     ----------

      TOTAL                                           $1,210,107     $1,189,798
                                                      ==========     ==========

(1)   Audited.

(2) Subject to explanations contained in the Annual Report of the Company for 2001.

(3) Shares outstanding at Dec. 31, 2002 = 16,064,600. Shares outstanding at Dec. 31, 2001 = 16,362,087.

                         Selected Financial Information

                                                          3 Months Ended December 31,             12 Months Ended December 31,
                                                    --------------------------------------  ---------------------------------------
                                                        2002          2001     % Variation      2002         2001       % Variation
                                                    -----------   -----------  -----------  -----------   -----------   -----------
CENTRAL HUDSON GAS & ELECTRIC CORP

     Sales of Electricity (Mwh): *
          Residential                                   450,952       410,880         10      1,871,588     1,808,692           3
          Commercial                                    468,312       446,043          5      1,905,196     1,859,285           2
          Industrial                                    362,880       315,689         15      1,386,711     1,308,638           6
          Unbilled and Other                             17,882        12,143         47         49,355        35,232          40
                                                    -----------   -----------   --------    -----------   -----------    --------

               Total Own Territory                    1,300,026     1,184,755         10      5,212,850     5,011,847           4
                                                    ===========   ===========   ========    ===========   ===========    ========

     Sales of Gas (Mcf.): *
          Residential                                 1,029,554       798,440         29      4,532,261     4,876,136          (7)
          Commercial                                  1,266,956     1,086,060         17      5,037,656     5,271,383          (4)
          Industrial                                    171,599       149,858         15        626,921       699,054         (10)
          Unbilled and Other                            290,154       216,538         34         93,741       (63,392)       (248)
                                                    -----------   -----------   --------    -----------   -----------    --------

     Total Firm Sales                                 2,758,263     2,250,896         23     10,290,579    10,783,181          (5)

          Interruptible Sales                         1,403,316     1,653,357        (15)     5,610,911     4,675,455          20
                                                    -----------   -----------   --------    -----------   -----------    --------

     Total Own Territory                              4,161,579     3,904,253          7     15,901,490    15,458,636           3
                                                    ===========   ===========   ========    ===========   ===========    ========

        *  Includes volumes related to Electric
           or Gas Energy Delivery Services

     Cooling Degree Days:
          Actual in Period                                   10             3        233            755           674          12

     Heating Degree Days:
          Billing Cycle                                   1,180           951         24          5,580         6,078          (8)
          Actual in Period                                2,306         1,840         25          5,799         5,752           1

     Electric Output For Own Territory  (Mwh.):
          Generated                                      35,947        69,029        (48)       104,385       828,754         (87)
          Purchased                                   1,325,298     1,223,896          8      5,333,976     4,530,885          18
                                                    -----------   -----------   --------    -----------   -----------    --------

     Total                                            1,361,245     1,292,925          5      5,438,361     5,359,639           1
                                                    ===========   ===========   ========    ===========   ===========    ========

     Gas Send-out  Firm Customers  (Mcf.)             3,460,758     2,653,016         30      9,489,023     9,726,267          (2)
                                                    ===========   ===========   ========    ===========   ===========    ========


CH ENERGY GROUP, INC

     Earnings Per Share                                   $0.66         $1.21        (45)         $2.53         $3.11         (19)
     Dividends Declared Per Share                         $0.54         $0.54       --            $2.16         $2.16        --


                                                                                             Dec. 31,       Dec. 31,
                                                                                               2002           2001      % Variation
                                                                                            -----------   -----------   -----------

                                                               Book Value Per Share              $30.31        $30.33        --

                                                               Retained Earnings (000s)        $169,503      $163,317           4

                                                               Common Equity Ratio (%)             60.5%         62.9%       --

                             C H Energy Group, Inc.

                           Selected Financial Indices

                  Calendar Year 2002 vs Calendar Year 2001 2001

                                                    Calendar        Calendar
                                                      Year            Year
                                                      2002            2001
                                                  ------------    ------------

Earnings Per Share                                   $2.53           $3.11

Earned Return on Common Equity (Per Books)            8.22%          10.35%

Pretax Coverage of Total
   Interest Charges, excluding AFDC                   3.10 x          2.46 x

Dividends Declared                                   $2.16           $2.16

Pay-out Ratio                                         85.4%           69.5%

Percent of Construction Expenditures
     Financed from Internal Funds                     88.5%            100%

Common Equity Ratio                                   60.5%           62.9%

Retained Earnings ($000)                          $169,503        $163,317

Book Value Per Share (End of Period)                $30.31          $30.33